February 9, 2010

Mr. Richard C. Marcello
119 Pinnacle Road
Harvard, MA  01451

Dear Rich,

This Letter Agreement, Release and Waiver of Claims ("Agreement") sets forth the terms of the termination of your employment with Unisys, effective February 28, 2010:

1. In exchange for the mutual promises and commitments contained herein, and in lieu of any severance benefits you may be entitled to under any severance plan or policy of Unisys, you will continue to receive an amount equal to your monthly base salary (net of applicable deductions and withholdings) from March 1, 2010 until up to August 31, 2010, as further described in this letter. The continued payment of the amount equal to your monthly base salary (net of applicable deductions and withholdings) will be paid to you in accordance with normal payroll practices. The amounts you receive on and after March 1, 2010 will not be considered compensation for purposes of any employee benefit plan, including, but not limited to, the Unisys Savings Plan. You will not be eligible for any additional vacation accrual on and after March 1, 2010 and any remaining accrued and unused vacation balance will be paid to you in your last monthly payment consistent with Unisys policy. You will be eligible to participate in the 2009 Executive Variable Compensation ("EVC") Plan, but you will not be eligible to participate in the 2010 EVC Plan.

2. Your participation in the Unisys Medical, Dental, Vision, Short and Long Term Disability, Business Travel Accident and Seat Belt/Air Bag Insurance Plans, the Executive Death Benefit Only, the 2003 Long-Term Incentive and Equity Compensation Plan, and the 2007 Long-Term Incentive and Equity Compensation Plans will terminate on February 28, 2010. Upon the effective date of your termination, medical benefit conversion privileges under COBRA will be provided to you according to Unisys policy. Any amounts payable under the Deferred Compensation Plans will be paid in accordance with the applicable plan documents and Section 409A of the Internal Revenue Code.


3. You will be eligible to participate in the Right Associates Executive Outplacement Program until up to August 31, 2010. We have made the necessary arrangements for you and you should contact Ms. Shelley Potente @ 610-246-7317 to begin the outplacement process.

4. In the event that you obtain full time employment prior to August 31, 2010, Unisys will pay you any remaining monthly salary payments due in a lump sum within 30 days of your written notification to me of your obtaining such new full time employment.

5. You recognize that this Agreement is in the form of a personal services contract that cannot be assigned. Accordingly, the payments and benefits provided to you during the Continuation Period are not susceptible to descent or devise to your heirs or successors, except as may be provided by the terms of the applicable plan documents.

6. Both parties agree that neither party will negatively comment about the other, publicly, about you or, in the case of Unisys (or its subsidiaries or affiliates), about any of its products, services or other businesses, its present or past Board of Directors, its officers, or employees, except that you may give truthful testimony before a court or governmental agency, if duly subpoenaed to testify.

7. Unisys will not contest any claim you may file for unemployment compensation.

8. You agree that the meaning, effect and terms of this Agreement have been fully explained to you and that you understand that this Agreement settles, bars, and waives any and all Claims (as defined below) that you have or could possibly have against, among others, Unisys and any of its employees, agents or assigns as of the date of this Agreement.

9. You also agree that you have been allowed at least twenty-one (21) days to consider the meaning and effect of this Agreement and that this Agreement constitutes written notice that you have been advised to consult with an attorney prior to executing this Agreement.

10. You have seven (7) days from the day you sign this Agreement to revoke your acceptance of this Agreement and this Agreement shall not become effective or enforceable until this revocation period has expired.

11. To the extent applicable, Unisys shall administer this Agreement in a manner that is consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. Further, to the maximum extent permitted under section 409A of the Code, all severance benefits payable under this Agreement are not intended to constitute deferred compensation subject to the requirements of Section 409A of the Code in reliance on the "short-term deferral exception" under Treas. Reg. sec. 1.409A-1(b)(4), and any remaining amount is intended to comply with "separation pay exception" under Treas. Reg. sec. 1.409A-1(b)(9)(iii). All payments under this Agreement are deemed to be a separate payment for purposes of Section 409A of the Code, and the right to a series of installment payments shall be treated as the right to a series of separate payments. While the severance benefits provided to you under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code, neither Unisys nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of your receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Internal Revenue Code, and you are solely responsible for all taxes that may result from your receipt of the amounts payable to you under this Agreement.

12. In consideration for the foregoing promises, which you acknowledge are adequate and satisfactory to you, and intending to be legally bound, you knowingly and voluntarily agree as follows:

A. You agree to release and forever discharge Unisys Corporation and its parents, subsidiaries, affiliates and associated benefit and compensation plans, and its and their officers, directors, employees and agents, as well as all predecessors, successors and assigns, heirs, executors, fiduciaries, trustees, attorneys, and administrators of the foregoing, (collectively, "Releasees") from any and all causes of action, suits, debts, claims and demands in law or in equity (collectively, "Claims") which you have ever had, now have or hereafter may have or which your heirs, executors or administrators may have, by reason of any matter, cause, or thing whatsoever at any time in the past up to the date of your signature below, and particularly but without limitation, any Claims arising from or relating in any way to your employment relationship with Unisys or the termination thereof, including but not limited to, any Claims for alleged violations of Title VII of the Civil Rights Act of 1964, 42 U.S.C. sec. 2000e et seq., as amended, the Civil Rights Act of 1866 , 42 U.S.C. sec. 1981, as amended (including, but not limited to, 42 U.S.C. sec. 1981a), the Americans with Disabilities Act of 1990, 42 U.S.C. ? 12101 et seq., as amended, the Federal Health Insurance Portability and Accountability Act of 1996, as amended, the Age Discrimination in Employment Act, 29 U.S.C. sec. 621 et seq., as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. sec. 1001 et seq., as amended, the Family Medical Leave Act, 29 U.S.C. sec. 2601 et seq., as amended, as well as any Claims for breach of any employment contract or agreement (written, oral, or implied), wrongful discharge, breach of the covenant of good faith and fair dealing, promissory and/or equitable estoppel, tort claims of any nature, and any Claims which may have been asserted under the common law or any other federal, state or local law, as well as all claims for counsel fees and costs; provided, however, that this provision ("Release") shall not discharge in any way your right to contest any claimed breach of this Agreement.

B. You further agree that Unisys Corporation and all other Releasees have satisfied in full all obligations they had from the first date of your association with any of them through the date of your signature below regarding your wages, bonuses, commissions, or other compensation of any kind (including, but not limited to, salaries, employee benefits, stock options, restricted stock units, pensions, life insurance, vacations, overtime, expense reimbursements, sick and personal days, and relocation expenses), and except as provided for in this Agreement.

C. You understand and agree that neither this Agreement, nor the furnishing of the consideration for the Release, nor the negotiations leading up to this Agreement shall be deemed or construed at any time for any purpose as an admission by Unisys of liability or responsibility for any wrongdoing of any kind.

D. You acknowledge that you have previously signed Employee Proprietary Information, Invention and Non-Competition Agreements, Stock Option Agreements and Restricted Stock Unit Agreements (collectively referred to as the "Confidentiality Agreements" copies of which are attached hereto), you understand that your duties and obligations under those Agreements continue beyond the termination of your employment. Without prejudice to these Confidentiality Agreements, you agree to the following Confidentiality
Provisions:

1. You acknowledge that, by reason of the position which you held within Unisys that you have become familiar with highly confidential and/or proprietary information relating to the business of Unisys. You also agree that you will not, at any time, disclose to any person, firm or corporation any information acquired by you through your employment with Unisys, it being understood that all such confidential and/or proprietary information constitutes trade secrets that are material to the successful conduct of Unisys business and belong exclusively to Unisys. By way of example and not limitation, such confidential and/or proprietary information and trade secrets include any and all information, not otherwise available to the public, concerning: (a) marketing plans, business plans, strategies, forecasts, unpublished financial statements, budgets, bid information, re-compete bid information, bid strategies, pricing information, projections and costs; (b) personnel information; (c) customer lists, customer and supplier transaction histories, identities, contacts, volumes, characteristics, agreements and prices; (d) information regarding promotional, operational, program management, sales, marketing, research and development techniques, cloud computing, methods and reports and (e) other trade secrets. You specifically acknowledge that such confidential and/or proprietary information and trade secrets have commercial value to Unisys, the unauthorized disclosure of which could be detrimental to the interests of Unisys, whether or not such information is specifically identified as "Confidential" and/or "Proprietary" information by Unisys. You further acknowledge that all such confidential and/or proprietary information and trade secrets are owned and shall continue to be owned by Unisys; provided, however, that the restrictions of this paragraph shall not extend to any information or materials that are known to the public.

2. You further acknowledge that the restrictions contained in these Confidentiality Provisions and the Confidentiality Agreements, in view of the nature of the work performed by Unisys, are reasonable and necessary in order to protect the legitimate interests of Unisys, and that any violation thereof may result in irreparable injuries to Unisys, and you therefore acknowledge that, in the event of any violation of any of these restrictions, Unisys shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Unisys may be entitled.

E. You represent that you will return to Unisys all company information and property including without limitation, company-related reports, files, memoranda, bid information, responses to bids, bid strategies, customer information, pricing information, records, software, laptop computers, BlackBerry, credit cards, computer access codes, disk and instructional manuals, I.D. badges, keys, library books, and other physical or personal property before the end of the Continuation Period, and that you have not retained and will not retain any copies, duplicates or reproductions or excerpts thereof.

F. Except for the provisions of the Confidentiality Agreements, whose terms survive the termination of your employment, this Agreement supersedes all prior agreements, whether written or oral, between you and Unisys relating to your employment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by an authorized representative of Unisys. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws. It is further agreed that if, for any reason, any part or provision hereof is determined to be illegal, void, or unenforceable, the remaining provisions of this Agreement shall remain binding and in effect.

G. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia in accordance with the rules of the American Arbitration Association. Any arbitration award will be final and conclusive upon the parties and a judgment enforcing such award may be entered in any court of competent jurisdiction.

H. If, in connection with any investigation, government inquiry, threatened or filed litigation involving Unisys, you are called upon to assist Unisys; to provide evidence; or to testify in any manner, you agree to cooperate fully with Unisys. If requested by Unisys, you agree to be present and participate in the trial of any such matter. You will, to the extent permitted by applicable law, be reimbursed for your reasonable costs and expenses. In addition, if you are sued or threatened with suit because of any lawful conduct, undertaken within your course and scope of employment, Unisys will defend and hold you harmless from any such claims, to the extent permitted by the Articles of Incorporation, the bylaws of Unisys and Delaware Corporation Law.

If you agree to the terms set forth above, please sign and date this Agreement in the space provided below and return it to me. Should you have any further questions regarding this matter, please do not hesitate to contact me.

Yours truly,


/s/ Patricia A. Bradford
Senior Vice President
World Wide Human Resources & Training


Agreed: /s/ Richard C. Marcello          Date:	February 9, 2010